SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                            FORM 8-K


                         CURRENT REPORT


                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2000

                           ALCOA INC.

     (Exact name of registrant as specified in its charter)


      Pennsylvania              1-3610          25-0317820

(State or other jurisdiction  (Commission File  (I.R.S. Employer
  of incorporation)           Number)      Identification No.)


201 Isabella Street, Pittsburgh, Pennsylvania         15212-5858

 (Address of principal executive offices)            (Zip code)

         Office of Investor Relations       412-553-3042
         Office of the Secretary            412-553-4707

       (Registrant's telephone number including area code)


Item 5.  Other Events.

ALCOA'S THIRD QUARTER EARNINGS EXPECTED TO BE UP 35% FROM PRIOR
YEAR; 2000 NINE-MONTH EARNINGS EXPECTED TO EXCEED 1999'S RECORD
YEAR

     PITTSBURGH, September 18, 2000 - Alcoa Inc. announced today that third quarter earnings are anticipated to be in the range of $350 - $380 million, or 40 to 43 cents per diluted share. This level of net income will represent more than a 35% increase over the comparable 1999 period. However, it is likely to be below the record $377 million reported in the 2000 second quarter. Major factors impacting third quarter earnings include:

     * Softening in the transportation, building, construction, and distribution markets. Declines in these markets, which were noted in our second quarter earnings review, have continued in the third quarter. We expect this to represent approximately 4 cents per share reduction in earnings from the 2000 second quarter;

     * Higher energy costs -- largely natural gas and fuel oil -- in the current quarter that are expected to result in a cost increase in excess of 1 cent per share over the 2000 second quarter. Excluding the impact of higher energy costs, the company noted that it expects to achieve its quarterly cost reduction goals; and

     * The Reynolds and Cordant acquisitions will continue to be slightly dilutive on a per-share basis for the quarter. The integration of these acquisitions remains on schedule; however, these operations have also experienced softening in the key markets noted above. Going forward, the company expects the acquisitions to be neutral to earnings per share in the 2000 fourth quarter and accretive in the 2001 first quarter.

     Commenting on the softening in certain key markets, Alcoa CEO Alain Belda said, "Through the second quarter of 2000 we had been able to offset higher energy costs as well as initial softening in key markets through continued deployment of the Alcoa Business System and our cost reduction initiatives. However, as these markets continued to decline in the third quarter, it became likely that even with our efforts, third quarter earnings will probably fall below the 2000 second quarter level. We feel that it is in the best interests of our shareholders to share this information now rather than waiting until our earnings release date of October 5."

     For the nine-month year-to-date period, earnings are estimated to be between $1,080 million and $1,110 million, 50% above the $720 million recorded in the comparable 1999 period. The 2000 nine-month earnings are expected to exceed the earnings for all of 1999. This outstanding performance comes in spite of the softer markets and an increase in year-over-year energy costs of $70 million.

     CEO Belda added "As we move forward to the fourth quarter, Alcoa expects to benefit from the current strength in aluminum prices, the continued integration of our recent acquisitions, the cost reduction program and the seasonal strength of our packaging and consumer business. In addition, required divestitures remain on track and will benefit the company as we move into 2001."

     Founded in 1888, Alcoa is the world's leading producer of aluminum and alumina, and a major participant in all segments of the industry: mining, refining, smelting, fabricating and recycling. Alcoa serves customers worldwide in the packaging, automotive, aerospace, construction and other markets with a great variety of fabricated and finished products. The company has over 300 operating locations in 36 countries.

Editor's note: Average diluted shares outstanding are expected to increase from 805 million in the 2000 second quarter to approximately 880 million in the third quarter as the shares issued in the Reynolds acquisition have been outstanding for an entire quarter.

Alcoa (NYSE: AA)

Certain statements relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include other risk factors summarized in Alcoa's SEC reports.

Editorial Contact:  Bonita A. Cersosimo
                    1-412-553-4462

Investor Relations: Charles D. McLane
                    1-412-553-2231


				By  /s/Richard B. Kelson
Date: September 19, 2000                Richard B. Kelson
					Executive Vice President
					and Chief Financial
					Officer